Exhibit 99.3

Curtiss-Wright Appoints Kevin M. Rayment Chief Operating Officer; Thomas P. Quinly to Retire as COO in April 2021

DAVIDSON, N.C.--(BUSINESS WIRE)--February 24, 2021--Curtiss-Wright Corporation (NYSE: CW) today announced that Kevin M. Rayment, currently President of the Commercial / Industrial Segment, will be named Chief Operating Officer following Thomas (Tom) P. Quinly’s planned retirement as Vice President and COO on April 1, 2021.

"I am pleased to announce the promotion of Kevin Rayment as Curtiss-Wright's next Chief Operating Officer,” said Lynn M. Bamford, President and CEO of Curtiss-Wright Corporation. “He continues to play a key role in executing our strategic growth initiatives, delivering significant financial performance and integrating acquisitions. Most recently, he led the Commercial / Industrial Segment in an exemplary fashion in extremely challenging circumstances in 2020. I look forward to continuing to work closely with Kevin and remain confident that his agility and consistent track record will allow him to carry out the Company’s profitable growth strategy and drive further success for Curtiss-Wright.”

Bamford continued, “We are deeply grateful for Tom’s leadership and his many contributions to Curtiss-Wright over the past 16 years. He has been an instrumental part of the Corporation’s success, including driving significant operating margin expansion to enable Curtiss-Wright to reach the top quartile of its peer group, overseeing the successful acquisition and integration of more than 20 businesses, establishing and developing several low cost economy manufacturing Centers of Excellence (COEs), and leading the Human Resources transformation to a world class benchmark. We will miss his energy and passion for Curtiss-Wright.”

Quinly said, “I am honored to have been a part of some great accomplishments in Curtiss-Wright’s storied history, particularly our evolution and drive for operational excellence and discipline to achieve top quartile financial performance. I would like to thank the team for their hard work and dedication, and I look forward to the Company’s continued growth and successes.”

Executive Chairman David C. Adams commented, “On behalf of the Board of Directors, I would like to thank Tom for his knowledge, resourcefulness and steadfast dedication to drive Curtiss-Wright to new levels of distinction in margin expansion and operational excellence. During his successful tenure as COO, the Company achieved top quartile financial performance compared with our peer group. It has been a pleasure to work with such a great friend and colleague, and I wish him a happy retirement.”

Mr. Rayment will report directly to President and Chief Executive Officer Lynn M. Bamford. Reporting to Mr. Rayment will be the Vice President / General Managers of the Company’s operating divisions.

Mr. Rayment, 52, has more than 30 years of experience across the commercial, general industrial, aerospace, nuclear and defense industries. He joined Curtiss-Wright’s UK-based Penny & Giles business in 2004, which Curtiss-Wright had acquired in 2002, and held the role of Managing Director, Integrating Sensing, within the Company’s former Controls segment. He later ascended to Vice President and General Manager of the Company’s Avionics & Industrial business, before he was named to lead the Industrial division in 2013. In this position, he had overall responsibility for the division’s strategic goals, new product development, global operations and financial performance, and enhanced the global product portfolio with the integration of 6 acquisitions. Previously, he held engineering, marketing and sales positions with various aerospace and industrial companies.

Mr. Rayment holds a BEng (Hons) Electrical & Electronics Engineering Degree from Portsmouth University and a Master of Business Administration Degree from Bournemouth University.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,200 people worldwide. For more information, visit www.curtisswright.com.

Contacts

Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com